Exhibit 99.77(q)(1)(a)(1)

AMENDMENT NO. 22 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Establishment of New Share Class

Effective: May 12, 2016

THIS AMENDMENT NO. 22 TO THE DECLARATION OF TRUST OF VOYA SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of VSPT on May 12, 2016, with respect to Voya Investment Grade Credit Fund (the “Investment Grade Credit Fund”), a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Sections 1 and 6 and Article X, Section 1, of VSPT’s Declaration of Trust. The resolutions serve to establish and designate a new share class for the Investment Grade Credit Fund.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Separate Portfolios Trust ( “VSPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VSPT at a meeting held on May 12, 2016 with regard to the establishment of Class A shares of VSPT on behalf of Voya Investment Grade Credit Fund:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the “VSPT Charter”) of Voya Separate Portfolio Trust (“VSPT”), including Article III, Sections 1 and 6 and Article X, Section 1, the Board of Trustees of VSPT hereby establishes and designates an additional class of shares for Voya Investment Grade Credit Fund (“Investment Grade Credit Fund”), which shall be designated Class A shares;

FURTHER RESOLVED, that VSPT be, and it hereby is, authorized to issue and to sell for cash or securities from time to time an unlimited number of full and/or fractional Class A shares of beneficial interest of the Investment Grade Credit Fund, such shares to be issued and sold at net asset value per share, and, in the case of fractional shares, at a proportionate reduction in such price, in a public offering registered under the 1933 Act, and in accordance with the applicable provisions of the VSPT Charter, the By-laws, the laws of the state of Delaware, and the federal securities laws;

FURTHER RESOLVED, that such shares shall be issued in uncertificated form, unless and to the extent necessary, in the judgment of VSPT’s officers, with the advice of VSPT counsel, to conduct the offering and listing of the Fund’s Class A shares;

FURTHER RESOLVED, that when so issued and paid for, such shares shall be duly and validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, severally authorized with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the VSPT Charter with respect to the Class A shares for Investment Grade Credit Fund, established and designated by the resolutions, to be effective on a date deemed appropriate by the officers of VSPT;

FURTHER RESOLVED, that it is desirable and in the best interest of VSPT that Class A shares of the Investment Grade Credit Fund be qualified or registered for sale in various states and other jurisdictions, that the appropriate officers of VSPT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; that the appropriate officers of VSPT be, and each hereby is, authorized to perform in the name and on behalf of VSPT any and all such acts as such officer may deem necessary or advisable in order to comply with the applicable laws of any such states and jurisdictions, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, notice filings, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process, and the execution by any such officer of any such paper or document or the doing by such officer of any action in connection with the foregoing matters shall conclusively establish such officer’s authority therefor from VSPT and the approval and ratification by VSPT of the papers and documents so executed and the action so taken; and

FURTHER RESOLVED, that the officers of VSPT, on behalf of Investment Grade Credit Fund be, and each hereby is, severally authorized to take all such actions and to prepare, execute and deliver such instruments as are necessary to carry out the foregoing resolutions, including, but not limited to, the filing of a post-effective amendment to VSPT’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the purpose of registering the Class A shares for Investment Grade Credit Fund, to prepare and file such amendment to the Registration Statement in such form as may be approved by such officers and counsel, and issuance of Class A shares in accordance with the foregoing resolutions, the VSPT Charter, the Bylaws, the amendment to the Registration Statement, the laws of the State of Delaware and federal securities laws.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: June 7, 2016